Exhibit 5.1

September 10, 2021

LSI Industries Inc.

10000 Alliance Road

Cincinnati, Ohio 45242

Ladies and Gentlemen:

We are familiar with your Articles of Incorporation, Amended and Restated Code of Regulations and corporate proceedings and have served as your counsel in connection with the registration of 153,135 shares of common stock that you intend to issue in connection with the vesting of inducement awards of 122,509 performance stock units (the “PSUs”) and 30,626 restricted stock units (the “RSUs” and, collectively with the PSUs, the “Inducement Awards”) issued to five new employees of the corporation formerly of JSI Holding Corp., a company the corporation acquired on May 21, 2021. We understand the PSUs are issued pursuance to the corporation’s form of PSU award agreement and the RSUs are issued pursuant to the corporation’s form of RSU award agreement.

On the basis of the foregoing, we are of the opinion that you have taken all necessary and required corporate actions in connection with the issuance of 153,135 shares of common stock under the Inducement Awards, and when issued under the terms of the respective inducement award agreements, the aforesaid 153,135 shares of common stock will be validly authorized, legally issued, fully paid and nonassessable shares of common stock of the corporation free of any preemptive rights.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to be named in the Registration Statement as the attorneys who have passed upon legal matters in connection with the issuance of the common stock and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ KEATING MUETHING & KLEKAMP PLL